EXHIBIT 4.1
AMENDMENT NO. 2 TO AMENDED AND RESTATED SHAREHOLDER RIGHTS AGREEMENT
This Amendment No. 2, dated as of February, 19, 2015 (this “Amendment”), to that certain Amended and Restated Shareholder Rights Agreement, dated as of December 30, 2008 (as previously amended, the “Rights Agreement”), is by and between Associated Estates Realty Corporation (“Company”) and Wells Fargo Bank, National Association, as successor rights agent to National City Bank (“Rights Agent”).
RECITALS
A.    Pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, Company and Rights Agent will, if Company so directs, supplement or amend any provision of the Rights Agreement as Company may deem necessary or desirable without the approval of any holders of certificates representing the common shares of Company.
B.    The Board of Directors of Company has determined that it is in the best interests of Company and its shareholders to amend the Rights Agreement as set forth in this Amendment.
C.    Pursuant to Section 27 of the Rights Agreement, Company has directed that the Rights Agreement be amended as set forth in this Amendment, and hereby directs Rights Agent to execute and deliver this Amendment.
AGREEMENT
NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby amend the Rights Agreement as follows:
1.Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“Subject to Section 7(e), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one one-thousandths of a Preferred Share (or other securities, cash or other assets, as the case may be) for which the surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on February 19, 2015 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed in accordance with Section 23, and (iii) the time at which such Rights are exchanged in accordance with Section 24 (the earlier of (i), (ii) and (iii), the “Expiration Date”). Except as set forth in Section 7(e) and notwithstanding any other provision (except Section 7(e)) of this Agreement, any Person who prior to the Distribution Date becomes a record holder of Common Shares may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such Common Shares in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of Common Shares.”
2.    Exhibits B and C to the Rights Agreement are deemed amended in a manner consistent with this Amendment.

3.    Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.
4.    This Amendment will be considered to be a contract made under the laws of the State of Ohio and for all purposes will be governed by and construed in accordance with the laws of that State applicable to contracts to be made and to be performed entirely within Ohio.
5.    The Rights Agreement is not otherwise supplemented or amended by virtue of this Amendment, but remains in full force and effect.
6.    This Amendment may be executed in any number of counterparts and each counterpart will for all purposes be considered to be an original, and all counterparts will together constitute but one and the same instrument. A signature to this Agreement transmitted electronically will have the same authority, effect and enforceability as an original signature.
7.    This Amendment will be effective as of the date first above written and all references to the Rights Agreement will, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.
8.    The undersigned officer of Company, being duly authorized on behalf of Company, hereby certifies in his or her capacity as such that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.
9.    By its execution and delivery hereof, Company directs Rights Agent to execute and deliver this Amendment.
IN WITNESS WHEREOF, this Amendment has been duly executed by Company and Rights Agent as of the effective time stated above.

Associated Estates Realty Corporation

By:	/s/ Jeffrey I. Friedman
Name: Jeffrey I. Friedman
Title: Chairman, President & CEO

Wells Fargo Bank, National Association

By:	/s/ Darcie Rummel
Name: Darcie Rummel
Title: Officer